 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
May 1, 2023	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES FIRST QUARTER RESULTS

Honaker, Virginia – May 1, 2023

Highlights

·	Net income for the first quarter of 2023 was $2.0 million, or $0.08 per diluted share;
·	Net interest margin remained stable at 3.83% for the first quarter of 2023 compared to 3.88% for the fourth quarter of 2022 and 3.54% for the comparable period of 2022;
·	Total gross loans increased $5.9 million, or 1.0%, during the first quarter of 2023;
·	Total deposits increased $16.1 million, or 2.3%, during the first quarter of 2023;
·	New Peoples Bank remains well-capitalized. Leverage ratio improved to 10.98%.

Today, New Peoples Bankshares, Inc. (the “Company”) (OTCBB: NWPP), the holding company for New Peoples Bank, Inc. (the “Bank”), announced first quarter 2023 net income of $2.0 million, or $0.08 per share, as compared to $1.9 million, or $0.08 per share, for the first quarter of 2022, an improvement of $100,000, or 5.2%.

C. Todd Asbury, President and CEO of the Company, stated, “We are pleased to report another solid quarter for the Company. Credit quality has remained strong and loan growth is in line with our strategic goals. As we look further into 2023, deposit competition is expected to continue to pressure some of the improvements made in the net interest margin during the last half of 2022. Our focus remains on improving operational efficiencies and providing exceptional products and services in order to drive value for our shareholders while continuously improving our risk management framework.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended March 31, 2023 was $7.1 million compared to $6.6 million for the quarter ended March 31, 2022. The increase was primarily due to improvement in the net interest margin to 3.83% for the first quarter of 2023 compared to 3.54% for the first quarter of 2022 due to the increase in asset yields outpacing increases in funding costs in the rising interest rate environment throughout 2022 and 2023.

Non-interest Income

Non-interest income increased $30,000 to $2.4 million for the quarter ended March 31, 2023 from $2.4 million for the comparable quarter in 2022. The primary driver of the increase was the sale of the former call center building in Bristol, Virginia, and a former branch office in Big Stone Gap, Virginia, which resulted in a combined gain of $130,000. This was offset by decreases in service charge income and card processing fees totaling a combined $107,000 during the period. Service charge income decreased due to changes made in 2022 in assessing certain charges, that reduced the number of transactions subject to such fees. Fees from debit card activity declined, as stimulus funds payments resulting from tax credits and direct payments have been curtailed.

Non-Interest Expense

Non-interest expense was $6.9 million for the quarter ended March 31, 2023 compared to $6.4 million for the quarter ended March 31, 2022. The $430,000 increase was impacted by increases in salaries and employee benefits as well as data processing and telecommunications expenses. The increase in salaries and employee benefits related to bonus accruals and performance raises, and benefits enhancements made in the first quarter of 2023.

As previously reported, the Company approved a Long-Term Cash Incentive Plan, effective February 27, 2023, for cash incentive awards to Plan participants based on quarterly earnings per share of common stock.

Balance Sheet

Total assets as of March 31, 2023 were $793.6 million, an increase of $18.3 million, or 2.4%, from $775.4 million as of December 31, 2022. Gross loans increased $5.9 million, or 1.0%, during 2023, due to a moderate increase in loan demand. Investment securities increased $646,000 during 2023 primarily due to a decrease of $2.7 million in the unrealized loss position, offset by principal repayments of amortizing investments in mortgage backed securities, agencies, and collateralized mortgage obligations of $2.1 million. All of the Company’s investments are designated as available-for-sale.

Deposits were $708.8 million as of March 31, 2023 compared to $692.7 million as of December 31, 2022. The increase of the $16.1 million, or 2.3%, was due to efforts to attract and retain time deposits, combined with cyclical funds inflows primarily attributed to tax refunds received by customers.

Capital

During the first three months of 2023 total capital increased $2.5 million to $59.7 million as of March 31, 2023, as the net unrealized loss on available-for-sale investment securities decreased $2.1 million, which when combined with quarter-to-date earnings of $2.0 million, more than offset a cash dividend payment of $1.6 million and the repurchase of common stock totaling $46,000. Additionally, the implementation of the current expected credit loss (“CECL”) methodology, resulted in a onetime net of tax, direct charge to retained earnings of $212,000. Consequently, book value per share has increased to $2.50 as of March 31, 2023 compared to $2.40 at December 31, 2022. The Bank remains well capitalized per regulatory guidance.

As previously reported, the Board extended the repurchase of up to 500,000 shares of the Company’s common stock through March 31, 2024. As of March 31, 2023, the Company had repurchased 93,527 shares at an average price of $2.32 per share. During the quarter ended March 31, 2023, 19,932 shares were repurchased at an average price of $2.28 per share.

Asset Quality

On January 1, 2023, the Company adopted ASU 2016-13, which replaced the incurred loss methodology with the CECL expected loss methodology. The transition adjustment of the adoption of CECL included a decrease of $80,000 to the allowance for credit losses and an increase for the allowance for credit losses on unfunded loan commitments of $348,000. Based on the new methodology, the allowance for credit losses as a percentage of total loans was 1.13% at March 31, 2023 and 1.15% as of December 31, 2022, which was based on the incurred loss model.

Annualized net charge-offs, as a percentage of average loans, was 0.01% during the first quarter of 2023, compared to 0.06% in the fourth quarter of 2022.

The provision for credit losses charged to the income statement for the quarter ended March 31, 2023 was zero compared to $100,000 for the three months ended March 31, 2022. For the three-months ended March 31, 2023, the net provision of zero, was comprised of a provision of $23,000 to the allowance for loan losses and reversal of $23,000 from the allowance for unfunded loan commitments.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $3.1 million at March 31, 2023, a decline of $586,000, or 15.9%, since year-end 2022. Nonperforming assets as a percentage of total assets were 0.39% at March 31, 2023, and 0.47% at December 31, 2022.

Other real estate owned of $261,000 as of March 31, 2023 is unchanged from December 31, 2022. Expenses associated with other real estate owned were $6,000 for the quarter ended March 31, 2023, compared to $130,000 during the quarter ended March 31, 2022, due to costs associated with sale of other real estate owned during the first three months of 2022. Nonaccrual loans decreased $586,000 to $2.8 million at March 31, 2023 from $3.7 million at December 31, 2022, as we continue to work to reduce nonperforming and under-performing assets.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; (xxiii) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers’ behavior; and (xxiv) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

QUARTERS ENDED MARCH 31, 2023 THROUGH MARCH 31, 2022

(IN THOUSANDS)

(UNAUDITED)

Dollars in thousands	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total cash and cash equivalents	$74,333	$61,686	$114,918	$124,051	$78,864

Investment securities available-for-sale	96,722	96,076	98,845	100,616	106,820

Loans receivable, net of allowance for credit losses	583,829	577,886	573,281	578,815	588,313

Total assets	793,635	775,358	828,565	847,028	813,536

Total deposits	708,817	692,707	723,914	707,064	730,968

Total liabilities	733,947	718,139	773,335	790,864	754,624

Total shareholders’ equity	59,688	57,219	55,230	56,164	58,912

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 THROUGH MARCH 31, 2022

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Interest income on loans, including fees	$7,382	$7,263	$7,010	$6,792	$6,674

Interest income on investment securities Interest income and dividends on all other	560 580	561 839	505 595	482 186	435 48

Total interest and dividend income	8,522	8,663	8,110	7,460	7,157

Interest expense on deposits	1,146	623	418	404	430

Total interest expense	1,454	1,042	910	616	536

Net interest income	7,068	7,621	7,200	6,844	6,621

Provision for credit losses	—	225	225	75	100

Net interest income after provision for credit losses	7,068	7,396	6,975	6,769	6,521

Total non-interest income	2,399	2,333	2,189	2,348	2,369

Total non-interest expenses	6,870	6,823	6,599	6,658	6,439

Income tax expense	576	654	579	536	530

Net income	$2,021	$2,252	$1,986	$1,923	$1,921

Basic and diluted income per share	$0.08	$0.09	$0.08	$0.08	$0.08

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS (UNAUDITED)
	For the three-months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Key Performance Ratios
Earning assets yield	4.62%	4.39%	3.99%	3.82%	3.82%
Cost of interest-bearing liabilities	1.27%	0.84%	0.70%	0.51%	0.46%
Cost of funds	0.83%	0.55%	0.46%	0.33%	0.30%
Net interest margin	3.83%	3.86%	3.55%	3.50%	3.53%

Return on average shareholder’s equity	13.90%	16.25%	13.70%	13.45%	12.35%
Return on average assets	1.05%	1.10%	0.94%	0.94%	0.97%
Efficiency ratio*	72.56%	68.51%	70.25%	72.40%	71.59%
Loan to deposit ratio	83.31%	84.40%	80.10%	82.83%	81.42%

Asset Quality
Allowance for credit loss to total loans	1.13%	1.15%	1.14%	1.16%	1.14%
Net charge-offs to average loans, annualized	0.01%	0.06%	0.30%	0.01%	0.05%
Nonaccrual loans to total loans	0.48%	0.58%	0.64%	0.62%	0.44%
Nonperforming assets to total assets	0.39%	0.47%	0.49%	0.47%	0.42%

Capital Ratios (Bank Only)
Tier 1 leverage	10.98%	10.40%	9.86%	9.88%	9.95%
Tier 1 risk-based capital	15.35%	15.31%	15.16%	14.97%	14.66%
Total risk-based capital	16.58%	16.50%	16.35%	16.21%	15.90%
Total common equity tier 1 capital	15.35%	15.31%	15.16%	14.97%	14.66%

*The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.